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                                                                   Exhibit 10.14



                       MANUFACTURE AND SUPPLY AGREEMENT

     This Manufacture and Supply Agreement (the "Agreement") is entered into as of February 16, 2001 (hereinafter "Effective Date") by and between aaiPharma Inc., a Delaware corporation with principal corporate offices located at 2320 Scientific Park Drive, Wilmington, North Carolina 28405 ("AAI") and OraPharma, Inc., a Delaware corporation with principal corporate offices located at 732 Louis Drive, Warminster, Pennsylvania 18974 ("OraPharma").

                                   RECITALS

     OraPharma and AAI propose to enter into a manufacturing and supply agreement in order to commercialize Arestin(TM) ("Arestin") (previously referred to as minocycline periodontal therapeutic system or MPTS), a drug product consisting of minocycline hydrochloride encapsulated in a bioresorbable polymer, poly(glycolide-co-dl-lactide). OraPharma has completed phase 3 clinical trials for Arestin and filed a new drug application ("NDA") for the product on February 17, 2000 and OraPharma received approval of the NDA from the Food and Drug Administration to launch the product on February 16, 2001. AAI was the manufacturer of clinical trial materials used in the Phase 3 clinical trials. AAI and OraPharma agree that the most cost-effective commercialization of Arestin is to scale-up the clinical manufacturing process at the AAI Wilmington plant .

     NOW THEREFORE, the parties hereby agree as follows:

                            ARTICLE 1 - DEFINITIONS

     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     1.01. "Act" shall mean the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

     1.02. "Affiliate" shall mean a corporation or any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party, but only for so long as the relationship exists. "Control" shall mean ownership of shares of stock having at least fifty percent (50%) of the voting power entitled to vote for the election of directors in the case of a corporation.

     1.03. "Batch" shall mean the manufactured Product (i) having uniform characteristics, (ii) manufactured during a single, continuous, homogeneous processing run, and (iii) bearing the same lot number.
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     1.04.  "cGMP" shall mean those current Good Manufacturing Practices required by the FDA to be followed in connection with the manufacture of pharmaceutical products, as defined from time to time by the Act and related regulations, or any successor laws or regulations governing the manufacture, handling, storage, and control of the Product in the United States.

     1.05. "Commercialize" shall mean the activities undertaken to market, promote, and sell a pharmaceutical product.

     1.06. "Diligent Efforts" shall mean the commercially reasonable efforts that a prudent business person or company would expend in the normal course of business to accomplish an important objective, but shall not mean efforts that could, if carried out, have a significant negative impact on the party's relevant business unit as a whole.

     1.07. "FDA" shall mean the United States Food and Drug Administration or any successor United States governmental agency performing similar functions with respect to pharmaceutical products.

     1.08. "Initial Manufacturing Cost" shall mean the Manufacturing Cost for the initial [*] commercial Batches of Product.

     1.09. "Manufacturing Cost" shall mean the price charged to OraPharma for AAI to manufacture the Product for any calendar year, and expressed on a per Batch basis.

     1.10. "NDA" shall mean a New Drug Application submitted to the FDA for the Product which OraPharma intends to Commercialize under the name Arestin(TM).

     1.11. "Product" shall mean microencapsulated minocycline hydrochloride (also known as minocycline PTS microspheres) manufactured according to the Product Specifications (defined below).

     1.12. "Product Specifications" shall mean the manufacturing, testing, storage, and quality control specifications for Product as set forth in the NDA as approved by the FDA (or any supplements thereto), plus any additional specifications agreed upon in writing by the parties and attached hereto as Appendix A.

     1.13 "Production Capacity" shall mean the ability to manufacture [*] Batches in a four-week period; provided, however, that the number of Batches will be amended to reflect the final equipment installed and qualified in the OraPharma Space.

     1.14. "Regulatory Data" shall mean the manufacturing and other data included within Technical Information required for, or included in any governmental regulatory filing to obtain or maintain regulatory approval to market the Product, including pre-approval and post-approval reports, filings, submissions, amendments, and supplements.


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     1.15.  "Technical Information" shall mean know-how, trade secrets, inventions, data (including Regulatory Data), technology, processes, and information, including improvements and modifications to any thereof, the disclosure or use of which is provided for or permitted under this Agreement and which a party hereto has the lawful and contractual right to disclose to the other party. "Technical Information" shall include, without limitation, processes and analytical methodology used in the development, testing, analysis and manufacture and medical and other scientific data.

     1.16. "Third Party" shall mean an entity or person which is not party to this Agreement or an Affiliate of a party to this Agreement.

                               ARTICLE 2 - GRANT

     2.01.  Grant.  For the purpose set forth herein, OraPharma grants to AAI
            -----
during the term of this Agreement a nonexclusive, non-assignable world-wide, royalty-free right to manufacture and supply Product under OraPharma's NDA and/or equivalent international dossiers, and the right to use any and all OraPharma Regulatory Data and/or Technical Information, in each case only for the purpose of AAI carrying out its obligations hereunder, on the terms and subject to the conditions of this Agreement.

     2.02.  Consideration.  In consideration for the grant set forth in Article
            -------------
2.01 herein, AAI agrees to use its Diligent Efforts to manufacture Product and prepare for delivery of such Product to OraPharma's designated commercial carrier, on the terms and subject to the conditions of this Agreement.

                     ARTICLE 3 - PURCHASE AND SALE; ORDERS

     3.01.  Purchase and Sale of Product.  Subject to the remainder of this
            ----------------------------
Agreement, and during the term hereof, AAI agrees to sell to OraPharma, and OraPharma agrees to purchase from AAI, OraPharma's requirements of Product ordered in accordance with this Agreement for sale in the United States. Other countries where the Product may be sold must be mutually agreed upon in writing. AAI represents and warrants to OraPharma that it will maintain during the term of this Agreement, an FDA - approved United States facility to manufacture and test the Product for sale as contemplated by this Agreement. AAI's obligation to supply Product under this Agreement, and OraPharma's obligation to purchase Product under this agreement, are only binding to the extent of AAI's Production Capacity and the timely availability of raw materials. In this regard, AAI will dedicate approximately [*] square feet of space in its manufacturing facility at 1726 North 23rd Street, Wilmington, NC USA, to manufacture Product (the "OraPharma Space"). The OraPharma Space is being upfitted, at OraPharma's expense, for dedicated Product manufacturing. The parties anticipate that the OraPharma Space will be able to manufacture Product under cGMPs on [*]. Both parties covenant to use Diligent Efforts to have the manufacturing operations transferred into the OraPharma Space in an expeditious manner and acknowledge that such transfer may create a disruption in AAI's ability to supply Product. Once the OraPharma Space has been qualified to manufacture Product under


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     cGMPs, AAI shall lease the OraPharma Space to OraPharma under a separate agreement for a monthly rental price of $[*]. In addition, OraPharma shall pay during the lease term $[*] per quarter (due at the beginning of the applicable quarter) to cover, among other things, maintenance, utilities and metrology expenses (collectively, the "Lease Expenses") for the OraPharma Space. The Lease Expenses will be reviewed at the end of each calendar year and adjusted to reflect any increase or decrease in applicable usage expenses. Such lease agreement will only terminate upon the due termination of this Agreement. All improvements to the OraPharma Space, excluding equipment purchased by OraPharma, shall be owned by AAI and OraPharma shall not cause, either directly or indirectly, any lien to be placed on the improvements to the OraPharma Space.

     3.02.  Forecasts. OraPharma has provided to AAI a forecast of OraPharma's
            ---------
launch quantities of Product and requirements on a monthly basis through January 2002. OraPharma will provide to AAI rolling twelve-month forecasts of the Product requirements on a monthly basis for use by AAI in material planning, procurement and testing and employee staffing. The rolling forecast shall be delivered to AAI no later than the twentieth day of each month. The rolling forecast will not be binding on OraPharma, except that the first three months of each forecast shall be a commitment by OraPharma to purchase over such three-month period no less than [*] of the forecasted amount (the "Minimum Requirement"). Any shortfall in the Minimum Requirement will be invoiced to Orapharma.

     3.03.  Firm Purchase Orders.
            --------------------

            (a) OraPharma will place firm purchase orders for full Batches on a monthly basis at least 90 days prior to the delivery date set forth in the purchase order. The firm purchase order will specify the number of Batches of Product to be shipped, requested delivery dates (which delivery dates will be no sooner than ninety (90) days after the date of the order), and the destination of each shipment. AAI will manufacture Product and satisfy any such firm purchase orders, provided that AAI will use its Diligent Efforts, but will not be obligated to, manufacture for delivery during any three-month period quantities of the Product in excess of [*] of the quantities of Product forecasted for such period, the ("Maximum Requirement").

            (b) Firm purchase orders submitted pursuant to Article 3.03(a) may be decreased or canceled by OraPharma upon written notice to AAI; provided, however, that OraPharma shall pay AAI, within 30 days after AAI's invoice, with respect to the decreased or canceled order, the full amount (to the date of the decrease or cancellation) of any AAI costs incurred in accordance with this Agreement to the date of decrease or cancellation (including work in process) and commitments made by AAI with respect to the canceled order or decreased portion of the order which are not (or to the extent they are not) cancelable, but in no case in excess of the purchase price for such canceled or decreased portions of the order; provided, further, that amounts invoiced under this
Article 3.03 (b) shall be credited to OraPharma for purposes of any invoice under Article 3.02 to the extent that the reduction or cancellation of a


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            firm purchase order causes OraPharma to fail to meet a Minimum
Requirement. If any material or work in process included in such decreased or canceled order is subsequently utilized by AAI (and AAI shall use its Diligent Efforts to use any such material and work in process), OraPharma shall receive an appropriate credit or refund within thirty (30) days after such use. AAI shall use Diligent Efforts to minimize payments required to be made by OraPharma under this Article 3.03(b).

            (c) OraPharma agrees that the firm purchase orders placed by it, net of any decreases or cancellations of firm purchase orders in accordance with
Article 3.03(b) will aggregate to at least the price of [*] Batches as determined under Article 5.01 below for each full calendar quarter during the Term that commences after the Effective Date and [*] Batches for each full calendar year (the "Minimum Billings"). Subject to the foregoing, OraPharma shall reimburse AAI for any shortfall in the Minimum Billings, except for any shortfall attributable to Article 3.01 due to unavailability of raw materials, limitation of AAI's Production Capacity or a disruption in AAI's ability to supply product caused by the transfer of manufacturing operations.

     3.04.  Form.  Product supplied hereunder shall be supplied in accordance
            ----
with OraPharma's packaging specifications. Each shipment of Product shall be accompanied by a Certificate of Analysis for testing performed under STM 110, as may be amended from time-to-time. All Product manufactured by AAI shall be manufactured and tested in accordance with cGMP and all other applicable United States laws and regulations, and all procedures set forth in the NDA.

     3.05.  Acceptance.  Firm purchase orders placed by OraPharma with AAI
            ----------
pursuant to the provisions of Article 3.03 shall be accepted by AAI in writing within five business days after receipt, subject to the Maximum Requirement. AAI shall ensure that Product ordered by OraPharma in accordance with this Agreement is shipped in accordance with the delivery dates specified in OraPharma's purchase order accepted by AAI, and AAI will notify OraPharma promptly of any significant anticipated delay.

     3.06.  Purchase Order Terms.  The terms and conditions of this Agreement
            --------------------
shall be controlling over any terms and conditions included in the documents used by OraPharma in ordering Product or by AAI in accepting or confirming orders.

     3.07.  Product Shipments.  Packaging and preparation for shipment shall be
            -----------------
done by AAI in a manner designed to keep Product in a safe, chemically stable and undamaged condition. Title to each shipment of Product, and the risk of loss or damage with respect thereto, shall pass to OraPharma at shipping point upon delivery to OraPharma's designated carrier.

     3.08.  Product Inspection.  OraPharma shall inspect or cause to be
            ------------------
inspected, upon receipt, each shipment of Product. OraPharma may reject any Batch for failure to meet the Product Specifications, the conditions of the NDA or cGMP, by written notice to AAI specifying the reason for the rejection and provide documentation supporting the rejection.


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     3.09.  Product Loss or Damage.  For Product shipped or caused to be shipped
            ----------------------
to OraPharma pursuant to this Agreement, OraPharma shall notify AAI or cause AAI to be notified in writing, including all supporting documentation, of any loss or damage of any shipment of Product not more than thirty (30) days following receipt of Product.

     3.10.  Non-Conforming Product.  For Product shipped by AAI to OraPharma
            ----------------------
which both parties agree to be nonconforming as set forth herein, AAI shall deliver to OraPharma's specified destination, as quickly as reasonably practicable, but in no event beyond 90 days, and at no charge, the same quantity of Product as the nonconforming Product duly rejected by OraPharma in accordance with this Agreement. AAI shall be solely responsible for all shipping expenses associated with the return of such nonconforming Product from OraPharma to AAI, and the shipment of replacement Product to OraPharma. If the parties cannot agree if Product is conforming or non-conforming, the dispute resolution set forth in Article 4.03 below shall be utilized. The remedy set forth in this
Article 3.10 shall be OraPharma's sole and exclusive remedy for the non-conforming Product.

     3.11.  Raw Materials Procurement.  OraPharma shall be responsible for
            -------------------------
providing, at no cost to AAI, all cyclomethicone required to manufacture Products under this Agreement. In addition, OraPharma has contracted with third parties for the supply of certain other raw materials required for the manufacture of the Product and will provide AAI the authority to purchase such raw materials under supply agreements between OraPharma and such third party vendors. AAI shall place purchase orders with raw material suppliers approved by OraPharma for those raw materials required to manufacture the Product. Such purchase orders will be placed in a timely fashion as to allow AAI to have sufficient quantities of such raw materials to produce Product in accordance with Article 3.03; provided, however, that firm purchase orders are placed in a timely manner as provided in this Agreement to allow for the manufacture of Product according to the launch forecast provided in Article 3.02.

                    ARTICLE 4 - QUALITY ASSURANCE; TESTING

     4.01.  Quality Control.  AAI shall manufacture the Product and perform
            ---------------
analytical testing of the manufactured Product in accordance with the NDA, cGMP and the Act, and shall permit quality assurance and/or compliance representatives of OraPharma to inspect periodically AAI's manufacturing facilities and testing procedures for Product and the related Batch records upon reasonable notice during normal business hours and on a confidential basis. Without the consent of AAI, which consent shall not be unreasonably withheld, inspections shall occur no more frequently than twice in any calendar year, unless a significant problem is identified by OraPharma, in which case inspections may occur more frequently until the problem has been corrected to OraPharma's reasonable satisfaction. AAI shall respond to any OraPharma findings, and take appropriate corrective action in accordance with cGMP, as soon as practicable after notice from OraPharma of the finding. Stability
studies for Products manufactured under this Agreement   required to monitor
Product quality and to comply with cGMP are not included as

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     part of Manufacturing Costs, and shall be performed by AAI, as requested by
OraPharma, under a separate contract.

     4.02.  Release of Product.  OraPharma shall be responsible for the decision
            ------------------
to release Product for distribution and sale under this Agreement.

     4.03.  Disputes.  If, for any reason (i) OraPharma disagrees with AAI's
            --------
Certificate of Analysis, or believes that any Product was not manufactured in accordance with cGMP or is adulterated; or (ii) OraPharma rejects any shipment in accordance with Article 3.10 and AAI disagrees, OraPharma or AAI, as the case may be, will promptly assert any such disagreement or rejection in writing, setting forth the specifics of its disagreement or rejection. The parties will attempt in good faith, within the thirty (30) day period following receipt by one party of such a written notice, to resolve the dispute. If the parties fail to agree during such time period, they will jointly choose an independent expert within the following ten (10) business day period to determine whether the Product in question meets the Product Specifications, was manufactured in accordance with cGMP and was not adulterated by AAI or while under AAI's control. If such independent expert substantiates OraPharma's rejection or disagreement, the Product in question shall be destroyed and replaced by AAI, at AAI's expense. OraPharma shall not be obligated to pay for justifiably rejected Product. If the independent testing does not substantiate OraPharma's rejection, OraPharma shall accept the Product in question and pay AAI for the Product in accordance with this Agreement. The results of the independent testing shall be binding on the parties and nonappealable, and the costs of the independent testing shall be borne by the party whose results were not substantiated by such testing. If the parties cannot jointly appoint an independent expert within ten
(10) business days after they have failed to resolve the dispute as described above, such expert shall be appointed by the American Arbitration Association. The foregoing provisions of this Article 4.03 shall not limit OraPharma's rights in respect of any breach by AAI of Article 7.01.

     4.04.  Complaints and Adverse Experience Reporting.  Any customer or
            -------------------------------------------
regulatory complaint or correspondence concerning the Product by a party during the term hereof shall be addressed in the manner set forth below.

            (a) OraPharma shall investigate and monitor all customer or regulatory complaints and/or correspondence concerning the use of the Product, and if and to the extent requested by OraPharma, AAI shall investigate (or assist OraPharma in the investigation of) all complaints concerning the manufacture, packaging or cartoning of the Product. AAI shall, upon OraPharma's request and at OraPharma's expense, do the physical testing required to investigate such customer complaints. Either party shall notify the other party in writing of all customer or other complaints not covered by paragraph (b) below, by fax, within ten (10) days after receipt thereof.

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            (b) Each party shall notify the other party of all technical, regulatory, or manufacturing complaints and/or material correspondence in writing, by fax, within five (5) business days of receipt thereof, providing to the other party, simultaneously with the fax, any written information received by it in connection therewith. Notwithstanding the foregoing, AAI shall advise OraPharma of all complaints relating to incidents of serious and unexpected adverse reactions (as defined below) to the Product as promptly as practicable but not more than two (2) business days following the date AAI receives such complaint. In addition, within ten (10) calendar days following the date AAI receives such complaint, AAI shall provide OraPharma with a written report, by fax, relating thereto.

            (c) For purposes of this Article 4.04, a reaction shall be deemed to be "unexpected" if it is one that is not listed in the current package insert for the Product provided by OraPharma; and a reaction shall be deemed to be "serious" if it is fatal or life threatening, requires inpatient hospitalization, prolonged hospitalization, is permanently disabling, is a congenital anomaly or cancer, or results from an overdose, or requires intervention to prevent impairment or damage.

            (d) OraPharma shall have the ultimate responsibility to file all annual and other periodic reports required to be made to regulatory authorities with respect to the Product, and all required Adverse Experience Reports. OraPharma shall be responsible for responding to all inquiries raised by such authorities in connection with any investigation arising out of any such report. However, OraPharma shall promptly inform AAI of any such inquiries and AAI will use its Diligent Efforts to respond to such inquiries as soon as is reasonably practicable (including Adverse Experience Reports, and OraPharma's periodic reports to the FDA), in each case within fifteen (15) days after submission by OraPharma. AAI will assist OraPharma in connection with all government inquiries, and the preparation of all such reports, to the extent reasonably requested by OraPharma by, among other things, providing such written materials and other information and data as will enable OraPharma to respond or file, as required.

     Notwithstanding OraPharma's obligation to respond to all customer complaints and to address all reported adverse experiences, including the filing of Adverse Experience Reports, OraPharma hereby contracts with AAI for AAI to provide all responses to FDA inquiries, to draft and file, with OraPharma's complete assistance, the Annual Report and all other reports and records, and to conduct all other tests and regulatory services not specifically addressed
herein, which are required to maintain with the FDA a valid NDA.   Such
responses, reports, tests and services shall be at the sole expense of OraPharma and AAI shall periodically provide to OraPharma an invoice, calculated at AAI's standard, commercial rate for the work conducted by AAI under this Article 4.04(d). The parties further agree to reasonably provide to the other party all Regulatory Data and Technical Information required for the maintenance of the NDA.

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     4.05.  Manufacturing Changes.  AAI will not make any material changes in
            ---------------------
its manufacturing or testing procedures with respect to the Product, or any of its bulk drug substance suppliers for the Product, without OraPharma's prior written consent. Material changes shall be those which would place the Product outside the NDA and/or the Product Specifications (or cGMP) and which would not be corrected through a deviation report, or which could interrupt supply of the Product to OraPharma.

     4.06.  NDA Changes.  OraPharma will promptly notify AAI in writing of any
            -----------
amendments and/or supplements to the NDA to be filed by OraPharma with the FDA relating to or requiring any change in AAI's manufacturing or testing processes for the Product, at least thirty (30) days prior to OraPharma filing such amendments and/or supplements. Any such changes (other than changes required by regulatory authorities or by law or court order) shall require AAI's prior written consent, which consent will not be unreasonably withheld.

     4.07.  Governmental Inspections.  During the term of this Agreement, each
            ------------------------
party shall advise the other party of any government visits to, or written or oral inquiries about, any facilities or procedures for the manufacture, storage, and/or handling of the Product, and/or the marketing, selling, promotion or distribution of the Product within two (2) business days after notice of such visit or inquiry (or if no advance notice is given to AAI, then within one (1) business day after occurrence of such visit or inquiry). Each party shall furnish to the other party, within three (3) business days after receipt of any such inquiries, any report or correspondence issued by or provided to the governmental authority in connection with such visit or inquiry, excluding any trade secrets of such party that are unrelated to the activities under this Agreement and any information that is unrelated to the Product. Each party shall permit the relevant governmental authorities to inspect its facilities and records in connection with the activities contemplated by this Agreement.

     4.08.  Compliance with Laws.  Each party agrees to use its Diligent Efforts
            --------------------
to comply with all laws and regulations applicable to it and affecting the manufacture, packaging, labeling, promotion, use and/or sale of Product. Each party represents that neither it nor any of its employees has been debarred or subject to debarment proceedings by the FDA. If any such proceedings are commenced against a party hereto (or any of its employees) during the term of this Agreement, such party shall notify the other party in writing within five
(5) business days of the commencement of such proceedings, and shall keep the other party informed on a regular basis (subject to preservation of attorney-client privileges) or the status of such proceedings. AAI shall not knowingly employ any persons or entities that have been debarred, or that are subject to debarment proceedings, for any aspect of the development, manufacturing or testing of the Product to be supplied hereunder.

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                       ARTICLE 5 - FIRM PURCHASE ORDERS

     5.01.  Price of Product.  For the calendar year in which launch of the
            ----------------
Product in the United States occurs, the Initial Manufacturing Cost will be $[*] per Batch; provided, however, that the price is subject to adjustment upward or downward prior to commercialization for changes to the OraPharma Specification and Test Procedures as set forth in Appendix C, including any changes to the manufacturing process as set forth in AAI Master Batch Record M00129.RI. The Initial Manufacturing Cost does not include the raw material cyclomethicone After the first ten commercial Batches have been produced in the OraPharma Space, the parties will review Batch yields and other quantitative efficiency measures observed during manufacturing to determine if a reduction or increase to the Initial Manufacturing Costs is warranted, including, but not limited to,
any efficiencies realized through use of clean-in-place equipment.   After such
review, the agreed upon Manufacturing Cost will be effective until December 31, 2001. After December 31, 2001, the price may be adjusted on an annual basis for labor cost changes or other production costs related to changes to the Product's manufacturing process. AAI shall notify OraPharma of such increase not less than ninety (90) days prior to the first day of each such subsequent calendar year, and the price per Batch shall be increased by the designated amount; provided that OraPharma shall have the right to meet with AAI management and inspect such records as OraPharma may reasonably request to justify the applicable cost changes ("Inspection Rights"). Each such increase shall be effective and included in the price of Product ordered by OraPharma under this Agreement during the next calendar year. In addition, AAI shall provide notice to OraPharma, as soon as reasonably practicable upon notice to AAI, of any significant increase of the price of bulk drug substance and/or excipients used for the manufacture of Product. Each such increase shall be immediately effective upon such notice and included in the price of Product ordered under this Agreement, subject to OraPharma's Inspection Rights. The parties acknowledge that after twenty (20) commercial Batches have been manufactured in the OraPharma Space they will discuss the manufacturing process to determine if this Agreement should be amended, pursuant to Article 12.01, to change the Product pricing from a per-Batch basis to a per-kilo basis.

     5.02.  General Price Terms.  All prices determined hereunder are F.O.B.,
            -------------------
Wilmington, North Carolina. Risk of loss shall pass to OraPharma upon delivery of Product to OraPharma's reasonably designated common carrier by AAI. Prices under this Article 5 do not include federal, state, local, or any other tax, or insurance or shipping costs, all of which shall be borne by OraPharma except for the insurance to be carried by AAI under Article 8. The price of the Product set forth in Article 5.01 above assumes the Product will be Commercialized only in the United States. If OraPharma receives approval to Commercialize the Product in jurisdictions other than the United States, the price of the Product will be amended to reflect any incremental costs incurred by AAI in manufacturing the Product for foreign distribution.


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     5.03.  Payment for Product Supply.  Upon submission of each firm purchase
            --------------------------
order placed by OraPharma, OraPharma will pay AAI [*] of the amount due therefor. AAI shall not be required to honor any firm purchase order until it receives such payment. Payment by OraPharma for Product delivered for shipment by AAI under this Agreement shall be in United States dollars and made (except as set forth in the preceding sentence) within thirty (30) days after the date of AAI's invoice. Product shall be invoiced no sooner than the date of delivery of Product to OraPharma's designated carrier. The amount on all other invoices submitted from one party to the other party hereunder shall be paid to the submitting party by the receiving party within thirty (30) days of the date of such invoice, and any and all invoices not paid within such thirty (30) day period, including invoices for Product, shall accrue interest at a rate of [*] per month; provided that invoices being disputed under Article 4.03 shall not be required to be paid until 30 days after resolution of such dispute.

     5.04.  Manner of Payment.  All payments due hereunder shall be made in
            -----------------
United States dollars by check drawn on money center banks without any deduction or withholding for or on account of, any taxes, duties, levies, fees or charges except those taxes or duties levied against AAI which are legally required to be withheld by OraPharma. All taxes levied on account of any payment accruing to AAI under this Agreement which constitutes income to AAI shall be the obligation of AAI, and, if provision is made in law or regulation for withholding, such tax shall be deducted by OraPharma from any payment then due, OraPharma shall pay such tax to the proper taxing authority, and receipt for payment of the tax secured shall be promptly sent to AAI by OraPharma. However, AAI shall have the right to appeal to the appropriate tax authority any such withholding and payments of any such tax.

     Both parties acknowledge that certain bulk drug and/or excipient materials have been sourced by OraPharma and that OraPharma has contracted directly with Third Parties for such materials. Further, the cost of the materials may be subject to price discounts if ordered in sufficient quantity. If (a) OraPharma directly procures such raw materials to capture the price discount, or (b) AAI purchases bulk quantities at OraPharma's request (in which case OraPharma shall pay to AAI the cost of the materials prior to AAI becoming obligated to make such bulk purchase) then the Manufacturing Costs will be reduced accordingly as mutually agreed upon by the parties.

     After the Effective Date, AAI and OraPharma will take a physical inventory of all raw materials purchased by OraPharma and still remaining as raw material available for future production without modification. Such physical inventory will be adjusted to reflect any OraPharma inventory used by AAI and billed to OraPharma in the period beginning with the first validation batch manufactured by AAI pursuant to ORAP 1006 through the date of the physical inventory, and thereafter, adjusted for any inventory rendered unusable due to shelf life or other issues not caused by AAI. AAI shall provide OraPharma with a credit in the amount of $[*] per Batch for each Batch manufactured until the value of the inventory is exhausted.

---------------
* Confidential Treatment Requested

                     ARTICLE 6 - DISCLOSURE OF INFORMATION

     6.01.  Disclosure.  Upon execution of this Agreement, and thereafter during
            ----------
the term hereof, at such times as the parties shall mutually agree, each party shall disclose to the other, in confidence subject to Article 6.02 hereof, relevant information, Regulatory Information, and Technical Information (collectively hereinafter "Confidential Information"; provided such information not included in the definition of Regulatory Information or Technical Information is labeled as Confidential Information prior to disclosure to the receiving party) necessary or useful to proceed with the activities contemplated or permitted by this Agreement. Confidential Information also includes forecasts delivered under Article 3.02 and all firm purchase orders. Each party shall, at the reasonable request of the other party and on a confidential basis subject to Article 6.02, allow personnel of the other party to consult with its staff at mutually agreeable times to discuss and review such Confidential Information.

     6.02.  Confidentiality.  Except as specifically authorized by this
            ---------------
Agreement, each party shall, for the term of this Agreement and for seven (7) years after its expiration or termination for any reason, keep confidential, not disclose to others, and use only for the purposes provided for or permitted under this Agreement, all of the other party's Confidential Information, except as provided for or permitted by this Agreement. Notwithstanding the foregoing, such information may be (i) disclosed to governmental agencies and others where such information may be required to be included in regulatory filings permitted under the terms of this Agreement or in patent applications filed with the United States Patent and Trademark Office or corresponding international patent offices; (ii) provided to third parties under appropriate terms and conditions including confidentiality provisions substantially equivalent to those in this Agreement, in connection with the receiving party's clinical or bioequivalence testing, consulting, regulatory activities, manufacturing, and marketing activities with respect to the Product undertaken pursuant to or as permitted by this Agreement; (iii) disclose, if and to the extent such disclosure of the other party's Confidential Information has been approved by the other party; or
(iv) disclosed to the extent compelled by judicial process. Either party required to make any disclosure shall promptly notify the other party and shall provide reasonable assistance, if requested by the disclosing party, to assist the disclosing party in its attempts to prevent or limit the disclosure. In the event that a party is required by law or court order to provide a copy of this Agreement to any Third Party (except in confidence as permitted by this Agreement), such party shall redact Confidential Information from such document, except as otherwise required by law. Each party shall have the right to review and approve each redacted document prior to its submission to a Third Party. A period of ten (10) days shall be allowed for review of a redacted document, with the exception of the order of a court or regulatory agency, for which the maximum reasonable amount of time shall be afforded.

     6.03.  Ownership of Confidential Information.  Ownership of Confidential
            -------------------------------------
Information shall remain with the disclosing party. In addition, the parties recognize that certain Confidential Information of AAI may be used in carrying out its obligations hereunder, and nothing herein is intended to transfer the ownership or restrict AAI's use of such Confidential Information.

                  ARTICLE 7 - WARRANTIES AND INDEMNIFICATIONS

     7.01.  AAI Warranties.  AAI represents and warrants to OraPharma that any
            --------------
Product supplied by it hereunder (i) shall be manufactured in accordance with the NDA and the Product Specifications, and shall meet the Product Specification as set forth in the NDA and in Appendix A; (ii) shall not, at the time of shipment (or thereafter as a result of activities prior to shipment by or on behalf of AAI or any of its suppliers) be or become adulterated or misbranded within the meaning of the Act, or any applicable laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and laws are constituted and effective at the time of shipment of such Product to OraPharma; and (iii) shall be manufactured in accordance with cGMP. AAI represents and warrants to OraPharma that (a) AAI has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by AAI of this Agreement do not contravene or constitute a default under any provision of applicable law or of its articles or by-laws (or equivalent documents) or of any agreement, judgment, injunction, order, decree or other instrument binding upon AAI, (c) all licenses, consents, authorizations and approvals required for the execution, delivery and performance by AAI of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other person or entity is required in connection with the execution, delivery and performance by AAI of this Agreement, (d) this Agreement constitutes a valid and binding agreement of AAI, enforceable against AAI accordance with its terms, and (e) perform normal and routine maintenance on the OraPharma equipment listed on Exhibit B.

     AAI'S WARRANTIES SET FORTH IN THIS ARTICLE 7.01 ARE ITS EXCLUSIVE WARRANTIES TO ORAPHARMA WITH RESPECT TO THE PRODUCT, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, CONCERNING THE PRODUCT, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FURTHER, IT IS SPECIFICALLY UNDERSTOOD AND AGREED THAT AAI HAS NOT PARTICIPATED IN BIOHAZARD OR TOXICITY STUDIES, AND HAS NOT REVIEWED DATA INDICATING THE SAFETY OR EFFICACY OF THE ACTIVE INGREDIENTS OR THE PRODUCT; THEREFORE, AAI MAKES NO REPRESENTATION WITH RESPECT TO THE SAFETY OR EFFECTIVENESS OF THE PRODUCT OR ACTIVE INGREDIENTS. ALL SUCH INVENTION, TOXICITY, SAFETY AND EFFICACY DECISIONS RELATED TO THE PRODUCT ACTIVE INGREDIENT OR MATERIAL USED IN THE MANUFACTURE OF THE PRODUCT SHALL BE MADE SOLELY AND EXCLUSIVELY BY ORAPHARMA.

     7.02.  OraPharma's Obligations.  Except as provided in Article 7.03,
            -----------------------
OraPharma agrees to indemnify and hold AAI harmless from and against any loss, damage, liability or expense (including without limitation reasonable attorneys' fees) arising out of or in connection with (i) any action, suit, claim, demand or prosecution that may be brought or instituted against AAI based on or arising out of OraPharma's distribution of the Product, or resulting from any defect in the materials supplied by OraPharma to AAI for use in the Product and (ii) any recalls involving the Product. OraPharma's obligation to indemnify or hold AAI harmless shall not apply to any loss, expense or liability (i) caused by the gross negligence or willful misconduct by AAI or (ii) caused by circumstances constituting a breach of Article 7.01.

     7.03.  AAI's Obligations.  AAI agrees to indemnify and hold OraPharma
            -----------------
harmless from and against any loss, damage, liability or expense (including without limitation reasonable attorneys' fees) arising out of or in connection with any action, suit, claim, demand or prosecution that may be brought or instituted against OraPharma to the extent that such action is brought against OraPharma as a result of AAI's gross negligence or willful misconduct in failing to comply with applicable law and government regulations with respect to AAI's responsibilities in the preparation of the product or because of circumstances constituting a breach of Article 7.01. In no event shall AAI's liability to OraPharma pursuant to this indemnification clause or otherwise exceed the insurance coverage required by Article 9. Except as permitted by this Article 7.03, AAI shall not be liable to OraPharma for injuries sustained by third parties, consequential damages proximately caused by a nonconforming Batch or any cost associated with the Product's recall.

     7.04.  Notification of Action.  If any action suit, claim, demand or
            ----------------------
prosecution (collectively, an "Action") is brought against a party (the "Indemnitee") in respect of which indemnity may be sought hereunder, the Indemnitee shall promptly notify the party who is to indemnify (the "Indemnitor") of such Action and shall extend to the Indemnitor a reasonable opportunity to defend against and/or settle such Action, at the Indemnitor's sole expense and through legal counsel reasonably acceptable to Indemnitee, provided that the Indemnitor proceeds in good faith, expeditiously and diligently. Indemnitee shall, at its option and expense, have the right to participate in any defense undertaken by Indemnitor with legal counsel of its own selection. Indemnitee may make no settlement or compromise of any Action without the prior written consent of Indemnitor.

     7.05.  OraPharma Warranties.  OraPharma represents and warrants to AAI that
            ---------------------
(a) OraPharma has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement, (b) the execution, delivery and performance by OraPharma of this Agreement do not contravene or constitute a default under any provision of applicable law or of its articles or by-laws (or equivalent documents) or of any agreement, judgment, injunction, order, decree or other instrument binding upon OraPharma, (c) all licenses, consents, authorizations and approvals required for the execution, delivery and performance by OraPharma of this Agreement have been obtained and are in full force and effect and all conditions thereof have been complied with, and no other action by or with respect to, or filing with, any governmental authority or any other person or entity is required in connection with the execution, delivery and performance by OraPharma of this Agreement, and (d) this Agreement constitutes a valid and binding agreement of OraPharma, enforceable against OraPharma in accordance with its terms. For the avoidance of doubt, the terms "perform its obligations under this Agreement"
     and "performance of its obligations under this Agreement", as used in this Article, shall include the purchase of any Product by OraPharma pursuant to the provisions hereof but shall not include any regulatory approvals for clinical trials or the use, sale or other commercialization of the Product by OraPharma in any medical device products and/or pharmaceutical/controlled release medications.

                             ARTICLE 8 - INSURANCE

     Both parties agree to maintain and name the other party as an additional insured under the following insurance policies:

          (a) Contractual liability to cover liability assumed under this Agreement; and

          (b) Products and completed operations liability insurance.

The limit of the liability for such insurance shall not be less than [*] combined single limit per occurrence.

                           ARTICLE 9 - FORCE MAJEURE

     9.01.  Event of Force Majeure.  Neither party shall be responsible or
            ----------------------
liable to the other hereunder for the failure or delay in the performance of this Agreement due to any war, fire, earthquake, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond the party's reasonable control. In the event of the applicability of this Article 9.01, the party failing or delaying performance shall use its Diligent Efforts to eliminate, cure and overcome any of such causes and resume the performance of its obligations.

     9.02.  Notification.  Upon the occurrence of an event of force majeure, the
            ------------
party failing or delaying performance shall promptly notify the other party, in writing, setting forth the nature of the occurrence, its expected duration and how such party's performance is affected. The failing or delaying party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

                       ARTICLE 10 - TERM AND TERMINATION

     10.01. Term. The term of this agreement will be ten years, unless sooner
            ----
terminated as provided below, and shall begin on the Effective Date subject, however, to renewal or extension for 5 years at the option of OraPharma and thereafter by mutual agreement of OraPharma and AAI.

     10.02. Termination Upon Notice. At any time after February 16, 2002, either
            -----------------------
party may terminate this Agreement at any time upon three (3) years prior written notice to the other party.


_______________________
* Confidential Treatment Requested

     10.03.  Immediate Termination: Either party shall have the right to
             ---------------------
immediately terminate this Agreement or any Purchase Order if: (i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent and such order is not discharged within thirty (30) days; (ii) either party materially breaches any of the provisions of this Agreement or any Purchase Order and such breach is not cured within thirty (30) days after the giving of written notice; (iii) the other party has been unable to perform its obligations hereunder for thirty (30) days by reason of force majeure; or (iv) any required material license, permit or certificate required of the other party to produce and / or sell Arestin as contemplated by this Agreement is not approved and/or issued, lapses, or is revoked, by any applicable agency.

     10.04.  Duties Upon Termination: In the event of any termination and
             -----------------------
completion of the Continuation of Manufacturing (as provided in Article 10.05), AAI shall promptly return (i) any remaining inventory of materials received from OraPharma or OraPharma's suppliers, (ii) all packaging components paid for by OraPharma, (iii) all remaining inventories of the Product, (iv) any other Product or material being stored for OraPharma, and (v) the OraPharma equipment listed on Appendix B attached hereto, to OraPharma at OraPharma's expense. AAI shall have no obligation to return the foregoing until all outstanding invoices sent by AAI to OraPharma have been paid in full unless such invoices are being contested in good faith. OraPharma shall also be required to pay, at the applicable price set forth in Article 6, for completed but not yet shipped Product in process pursuant to a firm purchase order and Product shipped but not yet invoiced. In the event OraPharma breaches or terminates this Agreement or any Purchase Order (other than as a result of a breach of this Agreement or any Purchase Order by AAI), OraPharma will also be required to pay AAI for its direct cost of all materials purchased by AAI for Packaging, together with a handling charge equal to [*] of such costs. OraPharma shall specify the location in the continental United States to which delivery, at OraPharma's expense, of the foregoing is to be made. Proprietary information exchanged between OraPharma and AAI shall be promptly returned upon termination of the Agreement.

     10.05.  Continuation of Manufacturing: In the event this Agreement is
             -----------------------------
terminated by AAI (except for termination under Article 10.03 (iv) above), then:

             (a) AAI shall be required to continue to manufacture the Product pursuant to the terms of this Agreement notwithstanding such termination, unless such termination is the result of OraPharma's failure to timely pay for Product (the "Continuation of Manufacturing"). AAI's obligations under this article shall continue until the earliest to occur of the following.

                 (i)   The mutual agreement of OraPharma and AAI;

                 (ii) OraPharma obtaining an alternate manufacturing site for the Product, including FDA approval of such source as and to the extent required by applicable law, rule or regulation;

-----------------
* Confidential Treatment Requested

                 (iii) The third anniversary (i.e. 36 months) of the date of termination; or

                 (iv) Twenty-four (24) months after the date an alternate manufacturing site is identified.

            (b) AAI shall be required to identify for OraPharma potential alternate suppliers of the Product.

            (c) Under a separate contract, AAI shall assist in the transfer of the manufacturing process to an alternate manufacturer as designated by OraPharma. Such assistance shall include consultative services reasonably requested pertaining to the development of a master batch record at the alternate site.

            (d) For the avoidance of doubt, a termination of this Agreement by OraPharma under Article 10.02 shall not trigger AAI's obligations under this
Article 10.05.


                        ARTICLE 11 - DISPUTE RESOLUTION

     11.01.  Dispute Resolution.
             ------------------

             (a) Except as otherwise provided in subsection (d), all disputes or claims which may arise under, out of or in connection with this Agreement (each, a "Dispute") will be referred in writing by the party raising the Dispute to the person designated in Article 12.04 herein for attempted resolution by good faith negotiations. If that group is unable to resolve any Dispute within ten (10) business days after the referral of such Dispute to it, the parties will submit the Dispute to the next step in the dispute resolution process set forth in subsection (b).

             (b) If any Dispute is not resolved in accordance with subsection
(a), the Dispute will be referred in writing to OraPharma's Chief Executive Officer and AAI's Chief Executive Officer for attempted resolution by good faith negotiations. If they are unable to resolve any Dispute within ten (10) business days after the referral of such Dispute to them, the parties will submit the Dispute to the next step in the dispute resolution process set forth in subsection (c).

             (c) If any Dispute is not resolved in accordance with either of subsections (a) and (b), the parties will submit the dispute to nonbinding mediation. Center for Public Resources (located in New York City) will, in its sole discretion and in accordance with its established procedures, appoint a neutral mediator from its panel to conduct a nonbinding confidential mediation in Wilmington, North Carolina. The mediation fee will be divided equally between the parties, and the parties will keep the fact and the terms of such mediation confidential. If the parties are unable to resolve such Dispute within sixty (60) days after the referral of the Dispute to mediation, the parties will no longer be bound by the dispute resolution process set forth in this Article 11.01 (except with respect to the confidentiality of the mediation) with respect to such Dispute.

             (d) If either party desires to pursue any Dispute which is no longer subject to the dispute resolution process as provided in subsection (c), such party will submit the Dispute to the United States District Court in the jurisdiction determined under Article 12.11, and each party hereby consents to the jurisdiction and venue of such court.

             (e) No Dispute under this Agreement will be the subject of formal proceedings between OraPharma and AAI before following the dispute resolution procedures set forth in this Article 11.01, except for an action to seek injunctive relief.

             (f) Notwithstanding anything to the contrary contained in this Agreement, in the event of a Dispute arising out of, relating to or in connection with termination of this Agreement pursuant to Article 10.02 herein, the dispute resolution process set forth in this Article 11.01 is intended to and will be concurrent with any cure periods and any notice periods set forth in
Article 10.02.

                          ARTICLE 12 - MISCELLANEOUS

     12.01.  Waiver and Amendment.  Any waiver by any party hereto of a breach
             --------------------
of any provisions of this Agreement shall not be implied and shall not be valid unless such waiver is recited in writing and signed by such party. Failure of any party to require, in one or more instances, performance by the other party in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of the future performance of any such terms or conditions or of any other terms and conditions of this Agreement. A waiver by either party of any term or condition of this Agreement shall not be deemed or construed to be a waiver of such term or condition for any other term. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended except in a writing signed by both parties.

     12.02.  Relationship of the Parties.  For all purposes of this Agreement,
             ---------------------------
AAI and OraPharma shall be deemed to be independent entities. Furthermore, nothing in this Agreement shall constitute any party hereto an employee or agent, legal or otherwise, of the other party for any purposes whatsoever. Neither party hereto is authorized to make any statements or representations on behalf of the other party or in any way obligate the other party, except as expressly authorized in writing by the other party.

     12.03.  Headings.  The headings set forth at the beginning of the various
             --------
Articles of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement.

     12.04.  Notices. Notices required under this Agreement shall be in writing
             -------
and sent by registered or certified mail, postage prepaid, or by telex or facsimile and confirmed by registered or certified mail and addressed as follows:


             If to OraPharma:             OraPharma, Inc.
                                          732 Louis Drive
                                          Warminster, PA 18974
                                          Facsimile:  215-443-9531
                                          Attention:  Chief Financial Officer

             With a copy to:              James Lebovitz, Esq.
                                          Dechert
                                          4000 Bell Atlantic Towers
                                          1717 Arch Street
                                          Philadelphia, PA 19103
                                          Facsimile:  215-994-5720

             If to AAI:                   aaiPharma Inc.
                                          2320 Scientific Park Drive
                                          Wilmington, NC  28405
                                          Attention:  Office of General Counsel
                                          Facsimile:  910 815-2340


All notices shall be deemed to be effective five days after the date of mailing or upon receipt if sent by telex or facsimile (but only if followed by certified or registered confirmation). Either party may change the address at which notice is to be received by written notice pursuant to this Article 12.04.

     12.05.  Severability.  If any provision of this Agreement is held by a
             ------------
court of competent jurisdiction to be invalid or unenforceable, it shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable or, if such modification is not possible, it shall be stricken and the remaining provisions shall remain in full force and effect.

     12.06.  Public Disclosure.  Neither party shall disclose to third parties,
             -----------------
nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, rules or regulations, without the prior written consent of the other party. It is agreed that either party may file this Agreement with the Securities and Exchange Commission as an exhibit to any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, provided that the parties shall negotiate in good faith the content of any confidential treatment request to the SEC. If a party decides to make an announcement it believes to be required by law with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement.

     12.07.  Survival.  The provisions of Articles 6, 7, 8, 10.04, 10.05, 11 and
             --------
12, shall survive the termination for any reason of this Agreement. Any payments due under this Agreement with respect to any period prior to its termination shall be made notwithstanding the termination of this Agreement.

     12.08.  No Conflict.  Each party represents that neither this Agreement nor
             -----------
any of its obligations hereunder will conflict or result in a breach of any arrangement or agreement between such party and any Third Party.

     12.09.  Entire Agreement.  This Agreement, including the exhibits hereto,
             ----------------
sets forth the entire understanding between the parties hereto as to the subject matter hereof and supersedes all other documents, agreements, verbal consents, arrangements, and understandings by or between the parties with respect to the subject matter hereof. This Agreement is intended to define the full extent of the parties respective agreements, arrangements and obligations with respect to the subject matter hereof, and each party represents that it is not relying on any other discussions, conversations, negotiations, correspondence, writings, and memoranda in executing and delivering this Agreement or performing its respective obligations hereunder.

     12.10.  Limitation of Grant.  Nothing in this Agreement shall be construed
             -------------------
as granting by implication, estoppel, or otherwise, any license or rights than otherwise set forth herein.

     12.11.  Governing Law.  This Agreement shall be governed by, and construed,
             -------------
and enforced in accordance with, the substantive laws of the State of North Carolina without giving effect to such states' rules concerning conflicts of law. A suit against either party shall be brought in federal court located in Wilmington, North Carolina.

     12.12.  Assignment.  No assignment or transfer by either party hereto of
             ----------
its respective rights or obligations hereunder shall be made without prior written consent of the other party; provided, however, that either party shall be permitted to assign part or all of its rights and/or obligations hereunder to a wholly owned subsidiary or Affiliate, but only to the extent such party fully and absolutely guarantees performance by such wholly owned subsidiary or Affiliate or the rights and obligations so assigned.


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.


     aaiPharma Inc.                           OraPharma, Inc.


     By: /s/ David Johnston                   By: /s/ James A. Ratigan
        ------------------------                 --------------------------
        David Johnston                           Name: James A. Ratigan
        Executive Vice President                 Title: CFO

                                                                      APPENDIX A


                                                                  April 10, 2001


                             Product Specifications
                             ----------------------

                                      [*]







-----------------------------
* Confidential Treatment Requested

                                                                      APPENDIX B

                                                                     Page 1 of 3
                                                                  April 10, 2001

                                                       OraPharma  Equipment

                                        OraPharma Process Equipment Purchased by OraPharma
Current Equipment on Site

                  Description                   AAI Equip. #             Vendor                        SR #                 Kinetics
                                                                                                                             Tag #
------------------------------------------------------------------------------------------------------------------------------------
40 Liter Polymer Solution Vessel                    142c          Cherry Burrell                      E 507-90               VE-2020
100 Liter Microencapsulation Vessel                 212C          B+G Machine Co., Inc.               L283                   VE-2030
522 Liter Hardening Vessel                          143C          Cherry Burrell                      E-508-90               VE-2050
MeCI 2 Pressure Can                                 219C          Apache Stainless Equip. Corp.       26987                  VE-2026
Cyclomethicone Filter Housing                                     Millipore                           Cat # CES6251-1        FL-2053
Polymer-Solution Filter housing                                   Millipore                           Cat # CES6252-1        FL-2032
Dimethicone Pump                                    214C          Fristam                             FKL 25 001587          PU-2033
Dimethicone ProMass Flow Meter                                    Endress & Hauser                    G45 5005893            FE-08
Dimethicone PLC                                                   Red Lion Controls/DIN Control
Cyclomethicone Pump                                 145C          Honeywell                           85135-1                PU-2052
Cycomethicone ZEDrive Controller                                  Zenith/Parker Hannifin              90115
Collection Filter Unit                              213C          Nutsche/Steri Technologie, Inc.     93041-1                FL-2070
Collection Filter Unit Gear Box                                   Brevini                             1999482012
Vacuum Dryer/KS98+ Controller &
 Philips recorder                                216C/T8071       Pink                                Fabr. No. 20004673     DR-2071
Vacuum Dryer/KS98+ Controller &
 Philips recorder                                215C/T8070       Pink                                Fabr. No. 20004672
Polymer Solution Vessel Agitator                                  Lightnin Mixer                      91/A53364              AG-2021
Polymer Solution Vessel Agitator Controls          R1012          ABB ACS 300
Microencapsulation Vessel Agitator                                Magna Safe                          MST 20/76/150          AG-2031
Microencapsulation Vessel Agitator Controls
Hardening Vessel Agitator                                         Lightnin Mixer                      91/557916              AG-2051
Hardening Vessel Agitator Controls                 R1011          ABB ACS 300

Purchased Equipment for New Facilities
                                                                                                      Drawing #
40 L Pressure Can
26 Liter Polymer Solution Vessel                                  DCI                                 D188063
81 Liter Microencapsulation Vessel                                DCI                                 D188064
647 Liter Hardening Vessel                                        DCI                                 D188065
800 Liter Dimethicone Storage Vessel                                                                                         VE2060
Waste Solvent Pump                                                Fristam                             FZX100
Waste Collection Vessel   (4)                                                                                                VE2075
Cyclomethicone Transfer Pump                                      Fristam                             FPX741/190
Collection Filter Unit                                            Steri Tecnolagy                     601-230
"Walkie Stacky"/fork lift
Stainless Steel Totes   (22)                                      PIBC

                                                                      APPENDIX B

                                                                     Page 2 of 3
                                                                  April 10, 2001


Additional Equipment list in AAI - not currently in use

Stokes Vacuum Dryer -
               Eleven stainless steel trays numbered 1 through 12 inside the unit, (# 3 is missing)
               Two thermocouples  (inside tray # 2)
               One box of spare components- taped to top of unit
                       2-6 pack Omega RD100-ZFP chart paper
                       1 flat disc thermocouple
                       1 probe thermocouple
                       1 tube gasket compound
                       1 belt #085-015-088
                       1 bag 1/2 inch red o-rings
                       4 brass plugs
               One power backup system (battery system)

SWECO 22 Inch PharmaSep Collector Unit (with stainless steel caps, gaskets and clamps).
               SWECO Components-
                       1 blue plastic bin
                       1 pneumatic control box
                       2 pieces 1/4 Teflon tubing
                       3" hose barb connects
                       1-200 micron 12" top screen
                       2-3"x1 1/2" reducers
                       9-1  1/2" Teflon Triclamp gaskets
                       1- 2" pressure relief valve
                       1-1 1/2" to 3/4" reducer
                       2- 1 1/2" Triclamps
                       1- 1 1/2" elbow
                       gaskets
                               1- 12" flat white
                               2- 22" 1/4 round white
                               5- 3" soft white
                               1- square flat white w/holes
                               1- flat round seal for actuator valve
               SWECO Heat Exchanger Unit- with thermocouple
               SWECO Vacuum Pump- with 2 glass vapor collectors
               Omega Chart Recorder - for heat exchanger unit

Sanitary Teflon Hoses and SS sanitary fittings
Watson -Marlow Peristaltic Pump
               Pump
               Pump head
               tool kit
               instruction manual
Watson -Marlow Peristaltic Pump
               Pump
               Pump head
               tool kit
               instruction manual
Tubing for pumps
Stainless steel table on wheels

Four drum dollies for 55 gallon drums
1-Rosedale bag collector
        approx. 18 10-micron nylon filter bag
2-drum pump assemblys

                                                                      APPENDIX B

                                                                     Page 3 of 3
                                                                  April 10, 2001


1- un-opened chiller  (should still be on a skid)
1- Packworld Heat Sealer
2- Placebo filling machines
2- extra SS screens for Nutsche Filter  (AAI equipment # 213C)
Microscope
Digital microscope camera
laptop computer
2- extra impellers for VE2030 (B&G tank)
6- Millipore 4 inch fluoroguard ATX filter
Homogenizer
chiller